Exhibit 10.1

AMENDMENT TO

TRIBUNE MEDIA SERVICES LICENSED DATA AGREEMENT

This Amendment (“Amendment”) is made and entered into as of the later of the two signature dates below, by and between Tribune Media Services, Inc., (“TMS”), a Delaware corporation having a place of business at 435 N. Michigan Ave., Chicago, IL 60611, and TiVo Inc. (“TiVo”), a Delaware corporation having a place of business at 2160 Gold Street, Alviso, California 95002, and amends that certain Licensed Data Agreement between TMS and TiVo dated May 14, 2007 (the “Agreement”). Each capitalized term used and not defined in this Amendment shall have the meaning set forth in the Agreement.

WHEREAS, TMS and TiVo wish to change the manner in which the parties scope and perform development initiatives for improving TMS Licensed Data from the procedures set forth in the Agreement.

THEREFORE, in consideration of the mutual promises set forth below and in Agreement, and intending to be legally bound, the parties agree as follows:

1. Section 8(g). Section 8(g) is hereby deleted and replaced with the following:

(g) Development Initiatives.

(1) Development Requests: TiVo may request, in writing, quality improvements and other enhancements to the TMS Licensed Data “Development Requests”). Starting on October 1, 2007, TiVo may make up to two (2) Development Requests in each calendar quarter, not including the “Initial Development Requests,” defined below. TiVo can provide a relative priority of a given Development Request, and in the case of multiple pending requests, TMS will follow such priority in responding. Notwithstanding the foregoing, TiVo may change the priority of or withdraw any pending Development Request until such time as TMS begins work on the corresponding Scope Document (defined below).

(2) Response/Scope Documents: TMS will respond in writing to each Development Request by providing TiVo with a high-level scope document (“Scope Document”). Each Scope Document will outline the feasibility, recommended approach, cost to TiVo (if any), and a good faith estimate of the timeframe for implementing a given Development Request. TMS will provide a Scope Document within fifteen (15) business days of receipt of a Development Request. If TiVo makes multiple Development Requests, TMS will provide Scope Documents sequentially, every 15 business days, until TMS has responded to all such requests. If TMS poses questions to TiVo in response to a Development Request, then the above due dates will be extended by the number of days (if any) it takes for TiVo to respond to such TMS questions. If TMS determines that a given Development Request cannot be adequately scoped within the given timeframe due to its size or complexity, TMS will submit a draft Scope Document within the given timeframe that includes the delivery date for the final Scope Document. TiVo agrees to respond to TMS questions, in writing, within 5 business days. Tivo agrees to accept or ask questions about a Scope Document within fifteen (15) business days after TiVo’s receipt thereof, or that Scope Document will be deemed accepted.

(3) Development: After TiVo receives a Scope Document, TiVo may request in writing that TMS proceed with development. TMS, in turn, will use commercially reasonable efforts to implement development requests. Prior to TMS commencing work on a development initiative, the parties will mutually agree upon acceptance standards and the scope of the project in writing. If the project solely benefits TiVo, then development and licensing fees will be negotiated in good faith between TiVo and TMS (either to be credited against the Development Cost Commitment (defined below), or, if the Development Cost Commitment has been expended, then to be paid by TiVo); otherwise, development will be completed at no cost TiVo.

One Apollo Drive • Glens Falls, NY 12801 • 800.424.4747 • 518.793.8861 • Fax 518.793.3732

333 Glen Street • Glens Falls, NY 12801 • 800.833.9581 • 518.792.9914 • Fax 518.792.4414

(4) Priority. After receipt of a Scope Document, TiVo will communicate in writing the order in which initiatives should be prioritized for TMS delivery. TMS will make best efforts to schedule delivery based on these priorities, but may alter the order based on previously committed development roadmaps. TiVo may reprioritize or withdraw requests at any time, in writing, with the exception that once development for a committed request begins, that request may not be reprioritized or withdrawn. TiVo must request a development initiative to be delivered at least 120 days from request date unless (i) TMS scopes the initiative as fewer than 120 days; or (ii) TMS approves of such expedited request.

(5) Costs/Payment: TMS will incur a maximum of one hundred thousand dollars ($100,000.00) in development costs at no additional charge to TiVo, during each twelve month period from the Effective Date (“Development Cost Commitment”). TMS will use best efforts to deliver products to TiVo in the amount of time TMS scoped. The Development Cost Commitment will be decremented by the amount of costs (if any) of a development project accepted by TiVo. TiVo and TMS will reasonably cooperate to negotiate any costs that exceed one hundred thousand dollars ($100,000.00) in any twelve-month period. For the sake of clarity, the parties agree that Development Cost Commitments shall not be carried over from one year to the next.

(6) Pre-Approved Initiatives: TiVo has made four (4) Development Requests to TMS (the “Initial Requests”), for which TMS has provided, or is working on providing, Scope Documents. TiVo has also made 4 additional Development Requests (“Requests 5-8”); however, TiVo hereby rescinds Requests 5-8. TMS has not, and will not, perform work in response to Requests 5-8. TMS will use commercially reasonable efforts to implement the Initial Requests in accordance with the priority level and schedule agreed to by TiVo therefor.

(7) General: TiVo and TMS will meet quarterly to review TiVo request priorities, delivery schedules and status, and TMS development roadmaps. Once accepted by TiVo, such development initiatives shall be deemed TiVo Development Initiative Products.

2. No Other Modifications. Except as provided in this Amendment, the Agreement (as amended) shall remain unchanged and in full force and effect.

3. Entire Agreement. The terms and conditions of this Amendment constitute the entire agreement between the parties with respect to the subject matter of this Amendment and supersede any previous and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

4. Counterparts. This Amendment may be executed in one or more counterparts, including facsimiles, each of which will be deemed to be a duplicate original, but all of which, taken together, will be deemed to constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers.

TRIBUNE MEDIA SERVICES, INC.		TIVO INC.

By:	/s/ James D. Fehnel	By:	/s/ Mark Roberts
Name:	James D. (Jay) Fehnel	Name:	Mark Roberts
Title:	Vice President of Entertainment Products	Title:	Sr. Vice President, Consumer Products & Operations

Date:	15 Nov, 2007	Date:	11/6/2007

Sales Representative: Amy Mann

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